Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson	Ann Marie Fields (afields@lhai.com)
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com )
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2007

Conference Call to begin at 10:30 a.m. Eastern Time on Wednesday, August 15, 2007

LAKE SUCCESS, N.Y. (August 15, 2007) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for its fiscal 2007 fourth quarter and fiscal year. Highlights for the quarter ended June 2, 2007 and recent weeks included:

•	Net sales from continuing operations of $36.7 million
•	Earnings from continuing operations of $2.8 million
•	Receipt of 510(k) regulatory approval for EmpowerMRTM
•	Receipt of Milestone C approval from the U.S. Department of Defense (DoD) for initial procurements of RSDLTM skin decontaminants, followed by an initial order of approximately $5 million
•	Receipt of $8 million follow-on order for RSDL from the DoD

Net sales from continuing operations for the fourth quarter were $36.7 million, essentially flat compared with net sales of $36.8 million for the previous year’s fourth quarter. Earnings from continuing operations for the fourth quarter were $2.8 million, or $0.25 per diluted share, compared with $1.6 million, or $0.14, per diluted share for the prior-year quarter.

Sales in the fiscal 2007 fourth quarter were led by CT imaging products, which on a collective basis increased 8% over the prior-year quarter. Injector system sales were up 20%, while CT contrast sales were flat compared to the prior-year period. In addition, sales of virtual colonoscopy and X-ray fluoroscopy products grew 22% and 7%, respectively, over prior-year levels. Growth in these areas was offset by sales declines in contract manufacturing and RSDLTM skin decontaminants.

Gross profit for the current quarter increased 10% to $17.1 million from $15.6 million in the prior-year quarter and, as a percentage of net sales, improved to 46.7% from 42.4% in the prior-year quarter, due principally to sales price increases and reduced overhead costs.

Operating expenses for the current quarter decreased by $0.4 million to $13.0 million compared with $13.4 million, due primarily to decreased incentive award compensation, partially offset by costs incurred in expanding our North American sales force.

For the fiscal 2007 fourth quarter, the Company’s effective tax rate of 30% differed from the Federal statutory rate of 34% due primarily to tax-exempt income, partially offset by non-deductible expenses. For the fiscal 2006 fourth quarter, the effective tax rate was 35%.

Net sales from continuing operations for the 12 months ended June 2, 2007 were a record $137.8 million, up slightly from net sales from continuing operations of $137.1 million for the 12 months ended June 3, 2006. Earnings from continuing operations for fiscal 2007 were $8.6 million, or $0.77 per diluted share, compared with $8.1 million, or $0.73 per diluted share, for the prior-year. The 2006 period benefited from an additional selling week as well as a number of non-recurring events that in the aggregate favorably affected operating results by $1.1 million and net earnings by $3.3 million, or $0.30 per diluted share.

E-Z-EM had cash, cash equivalents and short-term debt and equity securities as of June 2, 2007 of $44.2 million compared with $40.2 million as of June 3, 2006.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Overall results for our fourth quarter and fiscal year were good. Though net sales for the current quarter were flat compared to the prior-year fourth quarter, growth continued in some of our key CT imaging products despite the difficult environment created by the Deficit Reduction Act (DRA) of 2005. We believe DRA has slowed overall capital equipment purchases in some segments of the radiology market, and has had at least some affect on radiology consumables as well. In spite of this, our CT imaging products collectively grew 8% over the prior-year quarter. Growth in this area was led by CT injector systems, which grew 20% over the prior-year period on robust growth in CT syringe sales. While CT oral contrast sales were flat, CT injectors were up 4% over the prior-year period, and our CT syringe sales increased approximately 30% reflecting our strong installed-base.”

“During the fourth quarter, we also received 510(k) clearance for our EmpowerMR injector—our first product for the magnetic resonance (MR) imaging market. EmpowerMR has the same easy-to-use interface and safety features that make our Empower line an award winner, and has an innovative approach for reducing the problem of electrical interference in the MR suite. We believe EmpowerMR will enhance our competitive position in the power injector market, as we can now compete for accounts where both CT and MR injector platforms are required.

“X-ray fluoroscopy products were up 7% in the fourth quarter, due primarily to the continued success of our Varibar family of contrasts for modified barium swallow studies. Traditional X-ray fluoroscopy products continue to decline as they reflect the shift in these imaging procedures toward CT imaging.

“Virtual colonoscopy product sales were $1.5 million for the fourth quarter and $5.5 million for the year, up 22% and 32%, respectively, from the comparable prior-year periods on continued strong growth in Europe. We believe significant growth in this product area is still dependent on a successful outcome of the ACRIN II trial and subsequent reimbursement for screening exams. Results for ACRIN II are expected to be published by the end of calendar 2007.

“As we announced recently, net sales for the quarter and year were impacted by the delay in recognizing revenues resulting from the U.S. Department of Defense’s (DoD) procurement order for RSDL. DoD logistics required us to temporarily warehouse a portion of its initial order under a separate storage charge and contract. During our annual audit, it was determined that revenue resulting from this transaction should be recognized when physical delivery of the product to the DoD is made. The effect of this decision on net sales for the quarter was approximately $3.5 million. We expect these revenues to be recognized during our 2008 fiscal year. As we also announced recently, the DoD has followed up its initial order of RSDL with another order for approximately $8 million. Thus, we expect RSDL to be a significant contributor of sales in fiscal 2008.”

Fiscal Year 2008 Financial Guidance

The Company expects net sales to be $155 to $160 million, and net earnings to be $8.6 to $9.0 million, or $0.77 to $0.81 per diluted share, in fiscal 2008. The Company currently expects all revenues resulting from announced sales orders of RSDL to the DoD to be recognized in the 2008 fiscal year. However, DoD logistics are subject to change and further postponement in the recognition of these revenues is possible.

Conference Call

E-Z-EM management will host an investment conference call and presentation beginning at 10:30 a.m. Eastern Time on Wednesday, August 15, 2007 to discuss fiscal 2007 fourth quarter and year results and to answer questions. To participate, please dial (877) 815-7177 from the U.S. or (706) 679-0753 from outside the U.S. To listen to the conference call live via the Internet and to download the slides that accompany management’s presentation, please visit the Investor Relations section of E-Z-EM’s Web site at www.ezem.com. Please go to the Web site 15 minutes prior to the start of the call to register, download, and install the necessary audio software. A replay, along with the slide presentation, will be available on the Web site for a limited time. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291 and entering reservation number 6469075.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®—a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the first family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for military services and first-responder organizations. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; continued growth in CT product sales; continued growth in VC product sales; Federal approval for reimbursement for virtual colonoscopy screening exams; market acceptance of EmpowerMR, market acceptance and sales of RSDL, placement of further DoD orders for RSDL, the timing and impact of the DoD order for RSDL on the Company’s 2008 fiscal year; continued market acceptance and sales of VoLumen®; the effects of the 2007 Medicare and Medicaid reimbursement rates and the implementation of the Deficit Reduction Act of 2005; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 3, 2007 and its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 2,	June 3,
	2007	2006*

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$44,200	$40,195
Accounts receivable, net	23,460	20,680
Inventories, net	29,799	27,028
Other current assets	6,769	7,052
Current assets of discontinued operation		426

Total current assets	104,228	95,381

Property, plant and equipment, net	16,863	12,445
Other non-current assets	13,851	15,361
Non-current assets of discontinued operation		605

Total assets	$134,942	$123,792

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$7,574	$5,702
Accrued liabilities	8,435	12,123
Other current liabilities	1,175	78
Current liabilities of discontinued operation		417

Total current liabilities	17,184	18,320

Non-current liabilities	3,721	3,630
Stockholders’ equity	114,037	101,842

Total liabilities and stockholders’ equity	$134,942	$123,792

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended		Fifty-two weeks ended	Fifty-three weeks ended
	June 2,	June 3,	June 2,	June 3,
	2007	2006*	2007	2006*

Net sales	$36,671	$36,807	$137,840	$137,083
Cost of goods sold	19,543	21,209	76,646	77,976

Gross profit	17,128	15,598	61,194	59,107

Operating expenses
Selling, general and administrative	11,133	11,772	44,259	43,105
Plant closing and operational restructuring
costs		9		105
Gain on sale of real property				(1,205)
Research and development	1,848	1,665	5,671	5,979

Total operating expenses	12,981	13,446	49,930	47,984

Operating profit	4,147	2,152	11,264	11,123

Other income (expense), net	(196)	295	1,290	339

Earnings from continuing operations
before income taxes	3,951	2,447	12,554	11,462

Income tax provision	1,173	854	3,992	3,407

Earnings from continuing operations	2,778	1,593	8,562	8,055

Earnings (loss) from discontinued operation,
net of income tax provision (benefit)		(247)	(19)	1,711

Net earnings	$2,778	$1,346	$8,543	$9,766

Basic earnings (loss) per common share
From continuing operations	$0.25	$0.14	$0.78	$0.74
From discontinued operation, net of
income tax provision (benefit)		(0.02)		0.16

From total operations	$0.25	$0.12	$0.78	$0.90

Diluted earnings (loss) per common share
From continuing operations	$0.25	$0.14	$0.77	$0.73
From discontinued operation, net of
income tax provision (benefit)		(0.02)		0.15

From total operations	$0.25	$0.12	$0.77	$0.88

Weighted average common shares
Basic	10,975	10,860	10,925	10,849
Diluted	11,196	11,127	11,131	11,106

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

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